Exhibit 99.1

Contacts:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Enters Into Agreement for the
Divestiture of the Noden Pharmaceutical Business to Stanley Capital

INCLINE VILLAGE, Nev. (July 30, 2020) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces the signing of a definitive agreement for the sale of 100% of the outstanding stock in its wholly owned subsidiaries Noden Pharma DAC and Noden USA (collectively “Noden”) to Stanley Capital (“Stanley Capital”). The total value of the transaction will result in payments to PDL of up to $48.25 million in cash.

“Entering into this transaction for the sale of Noden to Stanley Capital represents another significant step in the execution of our monetization strategy,” commented PDL’s President and CEO Dominique Monnet. “We thank Alan Markey and the Noden team for their dedication and service, and we wish Noden and Stanley Capital much success.”

Simon Cottle, Partner at Stanley Capital, said: “The acquisition of Noden is the culmination of years of thematic research into the specialty pharmaceuticals sector, which identified the company as a strong buy and build platform. We look forward to working with Noden’s excellent management team and our industry advisors to build the company into a leading pharma platform, providing essential treatments for patients with unique and difficult to treat conditions.”

After taking into account the expected adjustments for transaction expenses, indebtedness and working capital, payments to PDL are expected to be approximately $12.0 million in connection with the closing of the transaction. The agreement provides for an additional $33 million to be paid to PDL in twelve equal quarterly installments from January 2021 to October 2023. The agreement also provides PDL with the potential for two additional contingent payments totaling $3.25 million.

Together with their advisors, Torreya and SVB Leerink, PDL’s board of directors and management team evaluated a number of potential transactions to maximize shareholder value for Noden. Torreya was retained by PDL to explore potential strategic transactions and assist in the disposition of Noden, while SVB Leerink has been engaged by PDL to advise on overall liquidation and distribution strategies. PDL believes the transaction with Stanley Capital represents the greatest total value and certainty of completion. The transaction is expected to close in August 2020 and is subject to certain customary closing conditions.

“We also wish to thank Jill Jene, our Vice President Business Development, for her dedication, leadership and highly valued contributions as a key member of the management team and for guiding PDL’s business development efforts for the past two years,” added Mr. Monnet. “Jill and her team have been instrumental in the execution of our monetization process. We will enter into a separation agreement with Jill, who will be departing PDL in August 2020. We wish her success in her future endeavors.”

About Noden

Noden Pharma DAC is a global specialty pharmaceutical company that is focused on acquiring prescription medicines across a range of therapeutic areas. Noden Pharma DAC holds exclusive worldwide rights to manufacture, market and sell Tekturna® and Tekturna HCT® (or Rasilez® and Rasilez HTC® outside of the United States), which contain aliskiren, a direct renin inhibitor, for the treatment of hypertension. In March 2019, Noden announced the U.S commercial launch of an authorized generic form of Tekturna, aliskiren hemifumarate 150 mg and 300 mg tablets with the same drug formulation as Tekturna.

Noden Pharma DAC is headquartered in Dublin, Ireland and Noden Pharma USA Inc. is incorporated in Delaware. For more information on Noden Pharma DAC please visit www.nodenpharma.com.

About Stanley Capital

Stanley Capital is a private equity partnership pursing repeatable relative value and thematic investment strategies in technology, healthcare, and sustainability, targeting businesses with Enterprise Values of $250mn to $2.5bn.

Stanley Capital is focused on high-quality platform companies in resilient and growth subsectors, identified through deep sector research and operating networks, working with management teams to transform investments through enabling growth and market consolidation

The partnership was founded in London in 2019 by Simon Cottle, James Brooks and Patrick Hargutt and is supported by a broad team of operating partners to assist with value creation execution.

For more information please visit https://stanley-capital.com/

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s proposed plan of liquidation. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC on March 11, 2020 and May 11, 2020, respectively, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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